SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant |X|
Filed by a party other than the Registrant |_|

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|_| Preliminary proxy statement	|_| Confidential, For Use of the
|X| Definitive proxy statement	Commission Only
|_| Definitive additional materials	(as permitted by Rule 14a–6(e)(2))
|_| Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

Semitool, Inc.
(Name of Registrant as Specified in Its Charter)

Semitool, Inc.
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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|X| No fee required.
|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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SEMITOOL, INC.

Notice of Annual Meeting of Shareholders
To Be Held February 11, 2003

To the Shareholders of Semitool, Inc.:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Semitool, Inc., a Montana corporation (the “Company”), will be held at the Grouse Mountain Lodge, Hwy. 93 & Fairway Drive, Whitefish, Montana 59937, at 2:30 p.m., local time, on February 11, 2003, for the following purposes:

    1.        ELECTION OF DIRECTORS. To elect seven directors of the Company to serve until the 2004 Annual Meeting of Shareholders or until their successors are elected and qualified.

    2.        RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS. To ratify the appointment of PricewaterhouseCoopers LLP as the independent auditors for the Company for the fiscal year ending September 30, 2003.

    3.        OTHER BUSINESS. To transact such other business as may properly come before the Annual Meeting of Shareholders and any adjournment or postponement thereof.

        The foregoing items of business are more fully described in the Proxy Statement, which is attached hereto and made a part hereof.

        The Board of Directors has fixed the close of business on January 2, 2003 as the record date for determining the shareholders entitled to notice of, and to vote at, the 2003 Annual Meeting of Shareholders and any adjournment or postponement thereof.

        WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS IN PERSON, YOU ARE URGED TO SUBMIT YOUR PROXY AS SOON AS POSSIBLE SO THAT YOUR SHARES CAN BE VOTED AT THE MEETING IN ACCORDANCE WITH YOUR INSTRUCTION. YOU MAY SUBMIT YOUR PROXY (1) OVER THE INTERNET, (2) BY TELEPHONE, OR (3) BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD AND MAILING IN THE POSTAGE-PREPAID ENVELOPE PROVIDED TO ENSURE YOUR REPRESENTATION AND THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. IF YOU SEND IN YOUR PROXY CARD OR SUBMIT YOUR PROXY OVER THE INTERNET OR BY TELEPHONE AND THEN DECIDE TO ATTEND THE ANNUAL MEETING TO VOTE YOUR SHARES IN PERSON, YOU MAY STILL DO SO. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.

                                           By Order of the Board of Directors,

                                           /s/Raymon F. Thompson
                                           ---------------------------
                                           Raymon F. Thompson
                                           Chairman of the Board,
                                           President and
                                           Chief Executive Officer

Kalispell, Montana
January 14, 2003

SEMITOOL, INC.
655 West Reserve Drive
Kalispell, Montana 59901

PROXY STATEMENT

General Information

        This Proxy Statement is furnished to the shareholders of Semitool, Inc., a Montana corporation (the “Company”), in connection with the solicitation by the Board of Directors of the Company (the “Board” or “Board of Directors”) of proxies in the accompanying form for use in voting at the 2003 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on February 11, 2003, at the Grouse Mountain Lodge, Hwy. 93 & Fairway Drive, Whitefish, Montana 59937, at 2:30 p.m., local time, and any adjournment or postponement thereof. The shares represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the Annual Meeting.

        This Proxy Statement, the form of proxy, and the Company’s 2002 Annual Report are first being mailed to shareholders on or about January 14, 2003.

Revocability of Proxies

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Company (to the attention of Mr. William A. Freeman) a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Solicitation and Voting Procedures

        The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company’s Common Stock. The Company may conduct further solicitation personally, by telephone or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with such solicitation.

        The close of business on January 2, 2003 has been fixed as the record date (the “Record Date”) for determining the holders of shares of Common Stock of the Company entitled to notice of, and to vote at, the Annual Meeting. As of the close of business on the Record Date, the Company had approximately 28,438,852 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. The presence at the Annual Meeting of a majority of these shares of Common Stock of the Company, either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Each outstanding share of Common Stock on the Record Date is entitled to one vote on all matters. With respect to the election of directors, each shareholder is entitled to cumulate his or her votes, meaning that such shareholder can multiply the number of shares owned by the number of board positions to be filled, and allocate such votes for all or as many director-nominees as he or she may designate.

        An automated system administered by the Company’s transfer agent will tabulate votes cast by proxy at the meeting, and the inspector of elections appointed for the meeting will tabulate votes cast in person at the meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting, but will not be counted for or against any of the proposals to be voted upon at the meeting.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

        Pursuant to the Bylaws of the Company, the authorized number of directors is set at seven. Seven directors will be elected at the Annual Meeting to serve until the 2004 Annual Meeting of Shareholders or until their successors are elected or appointed and qualified or until the director’s earlier resignation or removal. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the additional vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner, as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. The Board has no reason to believe that the persons named below will be unable or unwilling to serve as a nominee or as a director, if elected. Each of the seven nominees for director who receives the greatest number of votes will be elected.

        Set forth below is the age and certain biographical information relating to the director nominees, all of whom currently are serving as directors.

        Raymon F. Thompson, age 61, founded Semitool in 1979 and serves as Chairman, President and Chief Executive Officer. In 1979, Mr. Thompson designed, patented and introduced the first on-axis rinser/dryer for the semiconductor industry. Mr. Thompson serves on the Boards of Directors of Semitool Europe, Ltd., Semitool Japan KK and God’s World Publications.

        Howard E. Bateman, age 68, has served on the Company’s Board of Directors since 1990. Mr. Bateman formerly owned and operated Entech, a Pennsylvania company that was an independent sales representative for the Company’s products from 1979 to 1996.

        Robert G. Chamberlain, age 62, has served on the Company’s Board of Directors since 2001. Mr. Chamberlain is currently a consultant to the semiconductor equipment industry. He is the former Chief Executive Officer and Director of Starview Technology, Inc., and is the former President of the Semiconductor Operations of AvantCom Network, Inc., of San Jose, California.

        Richard A. Dasen, age 60, has served on the Company’s Board of Directors since 1984. From 1974 to 1992, Mr. Dasen owned and managed Evergreen Bancorporation, a multi-bank holding company. Since 1992, Mr. Dasen has been an independent businessman.

        Timothy C. Dodkin, age 53, has been employed by the Company since 1985 and has served on the Company’s Board of Directors since 1998. Mr. Dodkin served as the Company’s European Sales Manager from 1985 to 1986, when he became Senior Vice President, Managing Director of Semitool Europe, Ltd. Since September 2001, he has been the Company’s Senior Vice President, Global Sales and Marketing. Prior to joining the Company, Mr. Dodkin worked at Cambridge Instruments, a semiconductor equipment manufacturer, for ten years in national and international sales.

        Daniel J. Eigeman, age 68, has served on the Company’s Board of Directors since 1985. From 1971 to 1993, Mr. Eigeman was President of Eigeman, Hanson & Co., P.C., and from 1993 to 1999 was a shareholder of Junkermier, Clark, Campanella, Stevens, P.C., both accounting firms. Mr. Eigeman currently serves as a director of CPA Mutual Insurance of America, Inc.

        L. Peter Larson, age 64, has served on the Company’s Board of Directors since 2000. Mr. Larson currently serves as Chairman of the Board of American Timber Company and previously served as its President and Chief Executive Officer from 1978 to 2000. Mr. Larson is the President and Chief Executive Officer of L. Peter Larson Company. Since 1985, Mr. Larson has served on the Board of Directors of Glacier Bancorp, Inc., a Nasdaq-listed company.

THE BOARD RECOMMENDS A VOTE FOR
THE ELECTION OF THE NOMINEES NAMED ABOVE.

Relationships Among Directors or Executive Officers

        There are currently no family relationships among any of the directors or executive officers of the Company.

Meetings and Committees of the Board of Directors

        During the fiscal year ended September 30, 2002, the Board met 5 times. The Board has three committees: the Audit Committee, the Compensation and Stock Option Committee (the “Compensation Committee”) and the Nominating Committee. During the fiscal year ended September 30, 2002, no director attended fewer than 75% of all the meetings of the Board and its committees on which he served after becoming a member of the Board.

        The Audit Committee held 5 meetings in the fiscal year ended September 30, 2002 and has as its members Messrs. Dasen, Eigeman and Larson. The primary function of the Audit Committee is to oversee the Company’s (1) financial reporting process, including the financial reports and other financial information provided to the public; (2) systems of internal control; and (3) annual independent audit of the Company’s financial statements. See “REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS.” After an annual review of the Audit Committee Charter, the Audit Committee adopted and the Board approved a revised charter in December 2002, a copy of which is attached hereto as Appendix A. The Board has determined that all members of the Audit Committee are “independent” as that term is defined in Rule 4200 of the listing standards of the National Association of Securities Dealers.

        The Compensation Committee held 2 meetings in the fiscal year ended September 30, 2002 and has as its members Messrs. Bateman, Chamberlain and Larson. The Compensation Committee reviews and approves the compensation and benefits for the Company’s executive officers, administers the Company’s stock option plan and performs such other duties as may from time to time be determined by the Board. See “REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS” regarding executive compensation.

        The Nominating Committee held one meeting in the fiscal year ended September 30, 2002 and has as its members Messrs. Bateman and Thompson. The Nominating Committee nominates directors to hold office for the ensuing year and until their respective successors are duly elected and qualified.

Compensation of Directors

        Upon becoming a member of the Board, non-employee directors receive options to purchase 3,000 shares of Common Stock, and thereafter receive an annual option grant to purchase 2,000 shares of Common Stock. The Company’s non-employee directors also receive a $1,000 monthly fee, $1,000 for each Board meeting attended and $500 for each committee meeting attended that is not held in conjunction with a Board meeting. All non-employee directors are reimbursed for expenses incurred in connection with attending meetings of the Board. Employee directors of the Company do not receive compensation for their services as directors.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information with respect to the beneficial ownership of the Company’s Common Stock as of the Record Date for (i) each person who is known by the Company to beneficially own more than 5% of the Common Stock, (ii) each of the Company’s directors, (iii) each of the officers appearing in the Summary Compensation Table below and (iv) all directors and executive officers as a group. The address of each of the persons in this table is c/o Semitool, Inc., 655 West Reserve Drive, Kalispell, Montana 59901.

                                                                                 Shares Beneficially Owned
                                                                          _____________________________________
Directors, Executive Officers and 5% Shareholders                            Number                  Percent(1)
___________________________________________________________               __________                 __________
     Raymon F. and Ladeine A. Thompson(2)                                 11,957,368                    42.0%
     Lord, Abbett & Co.(3)                                             1,714,819                     6.0%
     Howard E. Bateman(4)                                                     32,000                        *
     Robert G. Chamberlain(5)                                                  5,000                        *
     Richard A. Dasen(6)                                                      36,000                        *
     Timothy C. Dodkin(7)                                                     91,500                        *
     Daniel J. Eigeman(6)                                                     31,800                        *
     L. Peter Larson(8)                                                       67,000                        *
     Robert L. Anderson(9)                                                     8,000                        *
     William A. Freeman(10)                                                  124,000                        *
     Dana R. Scranton(11)                                                     20,250                        *
     All directors and executive officers as a group (10 persons)(12)     12,372,918                    43.0%

_________________________

* Less than 1%.

(1)     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the Record Date are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to the shares set forth opposite such person’s name.

(2)     Includes 189,400 shares held in the name of the Floyd Foundation Trust of which Mr. Thompson is the trustee.

(3)     Based on a Schedule 13-G filed with the SEC on January 16, 2002, Lord, Abbett & Co., a New York corporation, has sole voting power and sole dispositive power with respect to 1,714,819 shares of the Company’s Common Stock.

(4)     Includes 24,000 shares issuable pursuant to options which are exercisable within 60 days of the Record Date.

(5)     Includes 5,000 shares issuable pursuant to options which are exercisable within 60 days of the Record Date.

(6)     Includes 30,000 shares issuable pursuant to options which are exercisable within 60 days of the Record Date.

(7)     Includes 91,500 shares issuable pursuant to options which are exercisable within 60 days of the Record Date.

(8)     Includes 7,000 shares issuable pursuant to options which are exercisable within 60 days of the Record Date.

(9)     Includes 8,000 shares issuable pursuant to options which are exercisable within 60 days of the Record Date.

(10)     Includes 124,000 shares issuable pursuant to options which are exercisable within 60 days of the Record Date.

(11)     Includes 18,250 shares issuable pursuant to options which are exercisable within 60 days of the Record Date.

(12)     Includes 337,750 shares issuable pursuant to options which are exercisable within 60 days of the Record Date.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        PricewaterhouseCoopers LLP has served as the Company’s independent auditors since 1984 and has been appointed by the Audit Committee (which appointment was ratified by the full Board) to continue as the Company’s independent auditors for the Company’s fiscal year ending September 30, 2003. Ratification of the proposal requires the affirmative vote of a majority of the outstanding shares of the Company’s Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting. In the event that ratification of this selection of auditors is not approved by a majority of the shares of Common Stock voting at the Annual Meeting in person or by proxy, the Audit Committee will review its future selection of auditors.

        A representative of PricewaterhouseCoopers is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement and to respond to appropriate questions.

        Audit Fees. Aggregate fees billed by PricewaterhouseCoopers for professional services rendered for the audit of the Company’s annual consolidated financial statements for fiscal 2002 and for the reviews of the Company’s financial reports on Form 10-K and Forms 10-Q for fiscal 2002 were $267,287.

        All Other Fees. Aggregate fees billed by PricewaterhouseCoopers for non-audit related professional services for fiscal 2002 were $254,397, all of which were for tax matters.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF
THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S
INDEPENDENT AUDITORS FOR THE FISCAL YEAR
ENDING SEPTEMBER 30, 2003.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

        The following table sets forth information relating to compensation received by the Company’s Chief Executive Officer and the four other most highly compensated executive officers of the Company (the “Named Executive Officers”) during the periods indicated.

                                                                                           Long-Term
                                                                                          Compensation
                                                                                           Securities
                                                                           Other Annual    Underlying      All Other
  Name and Principal Position       Year       Salary          Bonus       Compensation    Options(#)     Compensation
________________________________    ____      ________       ________      _____________  ____________    ____________

Raymon F. Thompson                  2002      $250,000            ---         $46,031(1)          ---        $5,500(2)
Chairman of the Board, President    2001       250,000            ---          43,524(1)          ---         5,250(2)
and Chief Executive Officer         2000       250,000       $ 10,000(3)       44,085(1)          ---         5,250(2)

Timothy C. Dodkin(4)                2002      $387,840            ---             ---          40,000        $4,177(2)
Senior Vice President,              2001       310,000            ---             ---          30,000         9,062(2)
Global Sales and Marketing          2000       310,000       $ 15,000(3)          ---             ---         9,720(2)

William A. Freeman                  2002      $200,000            ---             ---             ---        $5,500(2)
Senior Vice President               2001       200,000       $217,000             ---          20,000         5,250(2)
and Chief Financial Officer         2000       200,000         40,000(3)          ---          40,000         5,250(2)

Robert L. Anderson(6)               2002      $179,500            ---         $44,583(5)       40,000        $4,144(2)
Vice President, Operations          2001           ---            ---             ---             ---           ---
                                    2000           ---            ---             ---             ---           ---

Dana R. Scranton                    2002      $160,000            ---             ---             ---        $5,500(2)
Vice President, Surface             2001       155,000            ---             ---           5,000         6,437(2)
Preparation Technology              2000       130,000       $ 60,000(3)          ---          10,000         4,875(2)

(1)    Represents the incremental cost to the Company for personal use of Company aircraft.

(2)    Represents Company contributions to the Company’s 401(k) plan on behalf of the Named Executive Officer, except that amounts for Mr. Dodkin for fiscal years 2001 and 2000 represent Company contributions to a United Kingdom employee benefit plan that is similar to the Company’s 401(k) plan.

(3)    Represents a fiscal year 2000 bonus paid in fiscal year 2001.

(4)     Mr. Dodkin’s compensation for fiscal years 2001 and 2000 was paid in UK Pounds Sterling. The average UK Pound Sterling exchange rates for fiscal 2001 and 2000 were 1.45 and 1.56.

(5)    Includes a moving allowance of $41,500.

(6)     Mr. Anderson’s employment terminated effective October 31, 2002.

Option Grants in Last Fiscal Year

        The following table provides certain information with respect to stock options granted to the Named Executive Officers during the fiscal year ended September 30, 2002. In addition, as required by the Securities and Exchange Commission rules, the table sets forth the hypothetical gains that would exist for the respective options based on assumed rates of annual compound price appreciation during the option term.

                                                      Individual Grants                        Potential Realizable Value
                                _________________________________________________________
                                 Number of      % of Total                                      at Assumed Annual Rate of
                                Securities       Options                                       Stock Price Appreciation
                                Underlying      Granted to        Exercise                                 for
                                  Options      Employees in       Price Per    Expiration             Option Term(1)
                                                                                               __________________________
Name                            Granted(2)     Fiscal Year          Share         Date           5%               10%
_________________________       __________    _____________       _________    __________      ________        __________

Raymon F. Thompson                    ---              ---             ---           ---             ---            ---

Timothy C. Dodkin                  40,000            16.0%           $8.73       10/1/11        $219,610       $556,535

William A. Freeman                    ---              ---             ---           ---             ---            ---

Robert L. Anderson                 40,000            16.0%           $8.73       10/1/11        $219,610       $556,535

Dana R. Scranton                      ---              ---             ---           ---             ---            ---

_________________________

(1)     Potential realizable value is determined by applying an amount equal to the fair market value on the date of grant to the stated annual appreciation rate compounded annually for the remaining term of the option, subtracting the exercise price at the end of the period and multiplying the remaining number by the number of shares subject to the option. Actual gains, if any, on stock option exercise and Common Stock holdings are dependent upon a number of factors, including the future performance of the Common Stock, overall stock market conditions, and the timing of option exercises, if any. There can be no assurance that the amounts reflected in this table will be achieved.

(2)    Reflects options that have a ten year term and vest and become exercisable at the rate of 5% per quarter.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

        The following table discloses for each of the Named Executive Officers certain information relating to options to purchase the Company’s Common Stock exercised during the fiscal year ended September 30, 2002 and options to purchase the Company’s Common Stock held at the end of the fiscal year ended September 30, 2002.

                              Shares                            Number of Securities
                             Acquired                          Underlying Unexercised         Value of Unexercised
                                on              Value               Options at                In-the-Money Options
Name                        Exercise(#)      Realized($)        September 30, 2002(#)      at September 30, 2002($)(1)
______________________      ___________      ___________    ___________________________   _____________________________
                                                            Exercisable   Unexercisable   Exercisable     Unexercisable
                                                            ___________   _____________   ___________     _____________

Raymon F. Thompson                ---             ---              ---           ---             ---             ---

Timothy C. Dodkin                 ---             ---           81,464        62,536         $ 8,767             ---

William A. Freeman                ---             ---          112,000        48,000         $26,163         $11,213

Robert L. Anderson (2)            ---             ---            6,000        34,000             ---             ---

Dana R. Scranton                  ---             ---           16,750         8,250             ---             ---

______________________

(1)     Based on the fair market value of the Company’s Common Stock as of September 30, 2002 of $5.15.

(2)     Mr. Anderson’s employment terminated effective October 31, 2002.

Compensation Committee Interlocks and Insider Participation

        During the fiscal year ended September 30, 2002, Messrs. Bateman, Chamberlain and Larson served on the Compensation Committee of the Board of Directors. No interlocking relationship exists between any member of the Company’s Board of Directors or Compensation Committee and any member of the Board of Directors or compensation committee of any other company, nor has such interlocking relationship existed in the past.

Equity Compensation Plan Information

        The following table gives information about the Company’s common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of September 30, 2002 including the 1994 Amended and Restated Stock Option Plan.

                                                                                               Number of securities
                                            Number of securities                              remaining available for
                                                to be issued          Weighted-average         future issuance under
                                              upon exercise of       exercise price of       equity compensation plans
                                            outstanding options,    outstanding options,       (excluding securities
Plan Category                               warrants, and rights    warrants, and rights      reflected in column (a))
______________________________________      ____________________    ____________________     _________________________
                                                     (a)                    (b)                          (c)

Equity compensation plans approved by
security holders
         Option Plans                             1,396,235                $7.64                       658,462
Equity compensation plans not approved
by security holders                                    None                 None

REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS

This section is not “soliciting material,” is not deemed “filed” with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general language to the contrary.

The Compensation Committee was formed in 1995 and currently consists of Messrs. Bateman, Chamberlain and Larson. The Committee reviews the Company’s executive compensation programs and compensation levels of executive officers and approves cash bonuses to such officers. The Committee also administers the Company’s Option Plan. Decisions concerning the compensation of the Company’s executive officers made by the Compensation Committee are subject to the review of the full Board (excluding any interested director).

Executive Officer Compensation Programs

The objectives of the executive officer compensation program are to attract, retain, motivate and reward key personnel who possess the necessary leadership and management skills, through competitive base salary, cash bonus incentives, long-term incentive compensation in the form of stock options, and various benefits, including a 401(k) deferred compensation, medical and life insurance plans. Executive compensation is intended to combine competitive levels of compensation and rewards for performance and to align relative compensation with the achievements of key business objectives, optimal satisfaction of customers, and maximization of shareholder value. The Compensation Committee believes that stock ownership by management is beneficial in aligning management and shareholder interests, thereby enhancing shareholder value.

Base Salaries. Salaries for the Company’s executive officers are determined primarily on the basis of the executive officer’s responsibility, general salary practices of peer companies and the officer’s individual qualifications and experience. The base salaries are reviewed annually and may be adjusted in accordance with certain criteria which include individual performance, the functions performed by the executive officer, the scope of the executive officer’s on-going duties, general changes in the compensation peer group in which the Company competes for executive talent, and the Company’s financial performance generally. The weight given each such factor may vary from individual to individual.

Incentive Bonuses. The Compensation Committee believes that cash incentive bonuses can serve to motivate the Company’s executive officers and management to address annual performance goals, using more immediate measures for performance than those reflected in the appreciation in value of stock options. The bonus amounts are based upon recommendations by management and a subjective consideration of factors including such officer’s level of responsibility, individual performance, contributions to the Company’s success and the Company’s financial performance generally.

Stock Option Grants. Stock options are granted to executive officers and other employees under the Option Plan. Because of the direct relationship between the value of an option and the stock price, the Compensation Committee believes that options motivate executive officers to manage the Company in a manner that is consistent with shareholder interests. Stock option grants are intended to focus the attention of the recipient on the Company’s long-term performance which the Company believes results in improved shareholder value, and to retain the services of the executive officers in a competitive job market by providing significant long-term earning potential. To this end, stock options generally vest and become fully exercisable over a five-year period. The principal factors considered in granting stock options to executive officers of the Company are prior performance, level of responsibility, other compensation and the executive officer’s ability to influence the Company’s long-term growth and profitability. However, the Option Plan does not provide any quantitative method for weighting these factors, and a decision to grant an award is primarily based upon a subjective evaluation of the past as well as future anticipated performance.

Other Compensation Plans. The Company has adopted certain general employee benefit plans in which executive officers are permitted to participate on parity with other employees. The Company also provides a 401(k) deferred compensation pension plan. Benefits under these general plans are indirectly tied to the Company’s performance.

Deductibility of Compensation. Section 162(m) of the Internal Revenue Code (“IRC”) disallows a deduction by the Company for certain compensation exceeding $1.0 million paid to any Named Executive Officer, excluding, among other things, certain performance based compensation. Because the compensation figures for the Named Executive Officers have not approached the limitation, the Compensation Committee has not had to use any of the available exemptions from the deduction limit. However, the Option Plan is designed to qualify any compensation realized by Named Executive Officers from the exercise of an option as performance based compensation. The Compensation Committee remains aware of the existence of the IRC Section 162(m) limitations, and the available exemptions, and will address the issue of deductibility when and if circumstances warrant the use of such exemptions in addition to the exemption contemplated under the Option Plan.

Chief Executive Officer Compensation

The compensation of the Chief Executive Officer is reviewed annually on the same basis as discussed above for all executive officers. Mr. Thompson’s base salary for the fiscal year ended September 30, 2002 was established at $250,000. His base salary was established generally by comparing the base salaries of chief executive officers at other companies of similar size in the semiconductor equipment manufacturing industry. The Committee believes that the overall compensation package for Mr. Thompson is at the low end of the range of packages for Presidents/Chief Executive Officers of comparable companies.

                                    MEMBERS OF THE COMPENSATION COMMITTEE

                                    Howard E. Bateman
                                    Robert G. Chamberlain
                                    L. Peter Larson

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        The following is the report of the Audit Committee with respect to the Company’s audited consolidated financial statements for the fiscal year ended September 30, 2002, which include the consolidated balance sheets of the Company as of September 30, 2002 and 2001, and the related consolidated statements of operations, changes in shareholders’ equity, cash flows and of comprehensive income (loss) for each of the three years in the period ended September 30, 2002, and the notes thereto. This section is not “soliciting material,” is not deemed “filed” with the Commission and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general language to the contrary.

        The Audit Committee is responsible for the appointment, compensation and oversight of the work of the Company’s independent auditors.

Review with Management

        The Audit Committee has reviewed and discussed with management the Company’s audited financial statements and system of internal controls.

Review and Discussions with Independent Accountants

        The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company’s independent accountants, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards) which includes, among other items, matters related to the conduct of the audit of the Company’s consolidated financial statements.

        The Audit Committee has also received written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (which relates to the accountant’s independence from the Company and its related entities) and has discussed with PricewaterhouseCoopers LLP their independence from the Company. The Audit Committee also reviewed and approved the non-audit services of PricewaterhouseCoopers LLP.

Conclusion

        Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2002.

Other Matters

        The Audit Committee appointed PricewaterhouseCoopers LLP as the Company’s independent auditors for the Company’s fiscal year ending September 30, 2003, which appointment was ratified by the full Board.

        The Audit Committee reviewed the Audit Committee Charter. In light of the requirements of the Sarbanes-Oxley Act of 2002, the Audit Committee recommended to the Board, and the Board approved, amendments to the Charter (a copy of the Charter, as amended, is attached hereto as Appendix A). The Audit Committee noted that further changes may need to be made when the Securities and Exchange Commission and the national securities exchange or association with which the Company’s shares are listed take further actions carrying out their responsibilities under the New Law.

                                            MEMBERS OF THE AUDIT COMMITTEE

                                            Richard A. Dasen
                                            Daniel J. Eigeman
                                            L. Peter Larson

CERTAIN TRANSACTIONS

        The following is a description of certain transactions and relationships entered into or existing during the fiscal year ended September 30, 2002 between the Company and certain affiliated parties:

        During the fiscal year ended September 30, 2002, the Company leased two (2) airplanes from Eagle I LLC and Eagle II LLC, respectively, entities wholly-owned by Mr. Thompson. Under these lease agreements, the Company made rental payments aggregating $2,600,000 to these entities during the fiscal year ended September 30, 2002. Mr. Thompson has access to the aircraft for occasional personal use and any such use of the aircraft by Mr. Thompson is accounted for as additional compensation to him based on the incremental cost to the Company for such use. For the fiscal year ended September 30, 2002, the additional compensation to Mr. Thompson for such use was $46,031 (See Executive Compensation and Other Information).

        The Company’s current lease payments for these two airplanes aggregate $170,000 per month. The lease terms are month-to-month. The terms of the lease agreements were based on comparable information on lease rates received from independent aircraft leasing dealers and finance entities for similar aircraft. The Company also leases hangar space from Mr. Thompson with a monthly rental of $5,000. The Company believes that these lease agreements are on terms no less favorable to the Company than could have been obtained from an unaffiliated party.

STOCK PERFORMANCE GRAPH

        This section is not “soliciting material,” is not deemed “filed” with the Commission and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general language to the contrary.

        The following graph compares the percentage change in the cumulative total shareholder return on the Company’s Common Stock from September 30, 1996 through the end of the Company’s fiscal year ended September 30, 2002, with the percentage change in the cumulative total return for the (i) Nasdaq Stock Market (U.S.), (ii) the J.P. Morgan H&Q Semiconductors Index and (iii) the RDG Semiconductor Composite Index. In March 2002, the J.P. Morgan H&Q Semiconductors Index was discontinued. As a result, for comparative purposes, we added the RDG Semiconductor Composite Index. The comparison assumes an investment of $100 on September 30, 1996 in the Company’s Common Stock and in each of the foregoing indices and assumes reinvestment of dividends. The stock performance shown on the graph below is not necessarily indicative of future price performance.

COMPARISON OF 6 YEAR CUMULATIVE TOTAL RETURN*
AMONG SEMITOOL, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX,
THE J.P. MORGAN H&Q SEMICONDUCTORS INDEX AND
THE RDG SEMICONDUCTOR COMPOSITE INDEX

Following is a listing of each of the plot points illustrated in the graph:

DOLLARS                             Sept-96   Sept-97    Sept-98   Sept-99   Sept-00   Sept-01   Sept-02

SEMITOOL, INC.                       100.00    211.58      49.47     74.21    215.80    161.01     86.74

NASDAQ STOCK MARKET (U.S.)           100.00    137.29     139.46    227.52    302.14    123.48     97.26

J.P. MORGAN H&Q SEMICONDUCTORS       100.00    199.70     114.16    311.45    578.59    247.64       ---

RDG SEMICONDUCTOR COMPOSITE          100.00    196.13     144.84    321.21    495.77    207.65    113.14

* $100 Invested on 9/30/96 in stock or index-
including reinvestment of dividends.
Fiscal year ending September 30.

SHAREHOLDER PROPOSALS

        To be considered for presentation to the annual meeting of the Company’s shareholders to be held in 2004, a shareholder proposal must be received by Mr. William A. Freeman, Chief Financial Officer, 655 West Reserve Drive, Kalispell, Montana 59901, no later than September 16, 2003.

SHAREHOLDER NOMINATIONS FOR DIRECTOR

        Pursuant to the Company’s bylaws, nominations of persons for election to the Board of Directors may be made at a meeting of shareholders by any shareholder entitled to vote for the election of directors at the meeting who complies with the notice procedures. Such nominations must be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company not less than sixty days nor more than ninety days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty days or delayed by more than sixty days from such anniversary, notice by the shareholder to be timely must be so received not earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of (1) the sixtieth day prior to such annual meeting, or (2) tenth day following the day on which notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first.

        Such shareholder’s notice must set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of the Company which are beneficially owned by the person, and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14a under the Securities Exchange Act of 1934; and (b) as to the shareholder giving the notice, (i) the name and record address of the shareholder, and (ii) the class and number of shares of the corporation which are beneficially owned by the shareholder. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company.

OTHER MATTERS

        Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than 10% of the Company’s Common Stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership of the Company’s Common Stock. Reporting Persons are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such reports received or written representations from certain Reporting Persons, the Company believes that during the fiscal year ended September 30, 2002, all Reporting Persons complied with all applicable Section 16(a) filing requirements, except for one filing by Mr. Dodkin of a Form 5 which was 53 days late.

        Other Matters. The Board of Directors knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

        It is important that the proxies be returned promptly and that your shares be represented. Shareholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

                                          By Order of the Board of Directors,

                                          /s/Raymon F. Thompson
                                          ---------------------------
                                          Raymon F. Thompson
                                          Chairman of the Board,
                                          President and
                                          Chief Executive Officer

APPENDIX A

AUDIT COMMITTEE CHARTER
amended December 2002

I.      PURPOSE

        The Audit Committee is appointed by the Company’s Board of Directors (“Board”) to oversee the Company’s (1) financial reporting process, including the financial reports and other financial information provided to the public; (2) systems of internal control; (3) annual independent audit of the Company’s financial statements; and to provide an open avenue of communication among the independent auditors, management and the Board. In discharging its oversight role, the Committee shall review the policies and procedures adopted by the Company to fulfill its responsibilities regarding the fair and accurate presentation of financial statements in accordance with generally accepted accounting principles and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) and the National Association of Securities Dealers (“NASD”) applicable to Nasdaq listed issuers. Additionally, the Committee is empowered to investigate any matter within its scope of responsibilities with full access to all books, records, facilities and personnel of the Company, and retain independent counsel, auditors and other experts in the conduct of any such investigation. The responsibilities of the Audit Committee are as set forth in this Charter. These responsibilities shall not be deemed to include the duty to plan or conduct audits, or to determine whether the Company’s financial statements are complete and accurate and are prepared in accordance with generally accepted accounting principles, which shall remain the responsibility of management and the independent auditors. The Board and Audit Committee are in place to represent the Company’s stockholders. Accordingly, the independent auditor is ultimately accountable to the Board and the Audit Committee. The Audit Committee shall not be required to conduct any investigation or to ensure compliance with any laws and or regulations, except to the extent necessary to fulfill its duties as set forth herein.

II.     COMPOSITION

        The Audit Committee shall be comprised of three or more directors as determined by the Board, elected in accordance with the requirements of the Company’s By-Laws. Each member shall satisfy the independence and other requirements of the SEC and the rules of the NASD applicable to Nasdaq-listed issuers and shall be able to read and understand fundamental financial statements prepared in accordance with the rules of the NASD applicable to Nasdaq listed issuers. At least one member shall have past employment experience in finance or accounting, a professional certification in accounting or other comparable experience or background that results in the individual’s possessing the requisite financial sophistication, including a current or past position as a chief executive or financial officer or other senior officer with financial oversight responsibilities.

III.    RESPONSIBILITIES

        The Committee’s policies and procedures will remain flexible, in order to best react to changing conditions.

1.	Review this Charter at least annually and update as conditions dictate.

2.	With respect to the Company’s independent auditors:

a.	The Committee is responsible for the appointment, compensation and oversight of the independent auditors’ work.

b.

The Committee shall preapprove all audit and non-audit services provided by the independent auditors to the Company other than as may be allowed by applicable law. The Committee may delegate to one or more designated Committee members the authority to grant such preapproval. The decisions of any Committee member to whom authority is delegated hereunder shall be presented to the Committee at each of its scheduled meetings. The independent auditors shall be ultimately accountable to the Board and to the Committee as representatives of the Company’s shareholders.

c.

The Committee shall review the independence of the independent auditors, including a review of all services, and related fees. The Committee shall request that the independent auditors at least annually provide a formal written statement delineating all relationships between the independent auditors and the Company consistent with the rules of the NASD applicable to Nasdaq listed issuers and request information from the independent auditors and management to determine the presence or absence of a conflict of interest. The Committee shall actively engage the auditors in a dialogue with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditors. The Committee shall take, or recommend that the full Board take, appropriate action to oversee the independence of the auditors.

d.

The oversight work of the Committee shall include the resolution of any disagreements between management and the independent auditors regarding financial reporting for the purpose of the preparation or issuance of the audit report and related work.

3.

Review and discuss with management and the independent auditors, before release, the audited financial statements and the Management’s Discussion and Analysis proposed to be included in the Company’s Annual Report in Form 10-K and the unaudited interim financial statements and Management’s Discussion and Analysis proposed to be included in the Company’s quarterly reports in Form 10-Q. Make a recommendation to the Board whether or not the audited financial statements should be included in the Company’s Annual Report on Form 10-K.

4.	Review with management and the independent auditors the unaudited operating results and related discussion proposed to be included in the Company’s quarterly news release.

5.	In consultation with the independent auditors and management, consider and review at the completion of the annual examinations and such other times as the Committee may deem appropriate:

a.	The Company’s annual financial statements and related notes.

b.	The independent auditors’ audit of the financial statements and their report thereon.

c.

The independent auditors’ reports regarding critical accounting policies, alternative treatments of financial information and other material written communications between the independent auditors and management.

d.	Any significant changes required in the independent auditors’ audit plan.

e.	The adequacy of the Company’s system of internal financial controls.

f.	Any material deficiency in, or suggested improvement to, the procedures or practices employed by the Company as reported by the independent auditors in their annual management letter.

g.	The effect or potential effect of any regulatory regime, accounting initiatives or off-balance sheet structures on the Company’s financial statements.

h.

Any correspondence with regulators or governmental agencies and any employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies.

i.	Other matters related to the conduct of the audit, which are to be communicated to the Committee under generally accepted auditing standards.

j.	The Company’s SEC disclosure controls and procedures.

6.	Review and approve related party transactions.

7.	Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as modified or supplemented.

8.	Issue the Audit Committee Report prepared in conformity with Item 306(a) of SEC Regulation S-K for inclusion in the Company’s annual proxy statement.

9.

Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and procedures for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

10.	Review, with the Company’s counsel, legal compliance matters and any legal matter that could have a significant impact on the Company’s financial statements.

11.

Perform any other activities consistent with this Charter, the Company’s By-laws and governing law, as the Committee or the Board deems necessary or appropriate in order to fulfill its duties and responsibilities.

IV.    MEETINGS

        The Committee shall meet four times annually, or more frequently as the Committee deems necessary. In order to foster open communication, the Committee will meet with management and the independent auditors in separate sessions at least quarterly.

[FORM OF FRONT OF PROXY CARD]

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL      ZSMTC2

PROXY
SEMITOOL, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING TO BE HELD ON FEBRUARY 11, 2003

RAYMON F. THOMPSON and WILLIAM A. FREEMAN, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Semitool, Inc. (the “Company”), to be held on February 11, 2003, and any adjournment or postponement thereof.

        Election of all directors (or if any nominee is not available for election, such substitute as the Board of Directors or the proxy holders may designate).

Nominees: (01) Raymon F. Thompson, (02) Howard E. Bateman, (03) Robert G. Chamberlain, (4) Richard A. Dasen, (05) Timothy C. Dodkin, (06) Daniel J. Eigeman and (07) L. Peter Larson.

BOARD OF DIRECTORS’ RECOMMENDATIONS: The Board of Directors recommends a vote FOR the election of Directors and FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending September 30, 2003.

If you wish to vote in accordance with the Board of Directors’ recommendations you need not mark any boxes, just sign and date on the reverse side.

HAS YOUR ADDRESS CHANGED?                    DO YOU HAVE ANY COMMENTS?

___________________________________          ___________________________________

___________________________________          ___________________________________

___________________________________          ___________________________________

[FORM OF BACK OF PROXY CARD]

Voter Control Number
_________________
Your vote is important. Please vote immediately.

Vote-by-Internet                                                    Vote-by-Telephone

1.  Log on to the Internet and go to                      OR        1.  Call toll-free
    http://www.eproxyvote.com/smtl                                      1-877-PRX-VOTE (1-877-779-8683)

2.  Enter your Voter Control Number listed above                    2.  Enter your Voter Control Number listed above
    and follow the easy steps outlined on the secured                   and follow the easy recorded instructions.
    website.

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL      ZSMTC1

[X] Please mark
votes as in
this example.

Share represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of all directors and FOR proposal 2. In their discretion, the Proxies are authorized to vote upon other business as may properly come before the Annual Meeting.

                                                                                                                FOR   AGAINST  ABSTAIN
1. Election of Directors (See reverse):               2.  To ratify the appointment of PricewaterhouseCoopers   [  ]  [  ]     [  ]
                                                          LLP as the Company's independent auditors for the
       FOR [  ]         [  ] WITHHELD                     fiscal year ending September 30, 2003.

     [  ]______________________________________
         For all nominees except as noted above
                                                      PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
                                                      PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

                                                      Mark box at right if an address change or comment has been
                                                      noted on the reverse side of this card.                      [  ]

                                                      Please sign and date where indicated.  Joint owners should each sign.
                                                      When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:________________________ Date:___________   Signature:_________________________ Date:___________